Exhibit 99.1

FOR IMMEDIATE RELEASE:

For more information, please contact:

Extreme Networks Public Relations

Greg Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS INITIATES INDEPENDENT INVESTIGATION INTO

STOCK OPTION GRANTS, DELAY IN FILING FORM 10-K

SANTA CLARA, Calif.; Sep. 15, 2006 - Extreme Networks, Inc. (Nasdaq: EXTR) today announced that its Board of Directors has appointed a special committee to review the company’s historical practices for stock option grants and the accounting for option grants. The special committee has retained outside independent legal counsel to assist it in its review.

The Company had earlier received and responded to an informal inquiry letter from the Securities and Exchange Commission requesting that the Company voluntarily provide documents related to the same subject matter. The Company is continuing to cooperate fully with such inquiry.

As a result of the ongoing investigation, the Company will delay filing its Form 10-K for the year ended July 2, 2006. If the committee’s review identifies any errors in the measurement date associated with stock option grants, adjustments to present and previously reported financial statements could be required.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility, and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries. All other names are the property of their respected owners.

Forward Looking Statements: Statements in this press release regarding Extreme’s financial statements for prior periods and the possible conclusions or determinations to be made by the Board of Directors, the Audit Committee, or the special committee are forward-looking statements. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the special committee, and the Company’s independent public accountants concerning matters related to the company’s stock option grants.